Exhibit 32        Section 1350 Certifications

Exhibit 32

Section 1350 Certifications.

The undersigned, the Chief Executive Officer and the Chief Financial Officer of Coastal Banking Company, Inc. (the “Company”), each certify that, to his or her knowledge on the date of this certification:

1.	The quarterly report of the Company for the period ended September 30, 2004 as filed with the Securities and Exchange Commission on this date (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Randolph C. Kohn Randolph C. Kohn President and Chief Executive Officer November 12, 2004

/s/ James L. Pate, III James L. Pate, III Chief Financial Officer November 12, 2004